UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2008

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 2, 2008, MCG Capital Corporation (the "Company") announced that it entered into an agreement effective May 30, 2008 for a one-year unsecured revolving line of credit facility (the "Facility") with a committed amount of $70 million. The Facility may be expanded through new or additional commitments up to $150 million during the Facility's term. The Facility is scheduled to mature on May 29, 2009 and is subject to annual renewal at the discretion of the lenders. SunTrust Bank acts as the agent for the Facility, and SunTrust Robinson Humphrey, Inc. acted as arranger for the Facility.

The lending institutions that committed to the Facility are SunTrust Bank, Chevy Chase Bank, F.S.B., Sovereign Bank and BMO Capital Markets, Inc., which maintain commitments of $25 million, $15 million, $15 million and $15 million, respectively. Advances under the Facility bear interest at LIBOR plus 2.75%, the Prime rate plus 1.25%, or the Federal Funds rate plus 4.00% (reduced to the Federal Funds rate plus 3.00% if the Federal Funds rate is less than 0.25% lower than LIBOR), with a commitment fee of 0.25% per annum on undrawn amounts.

The Facility contains customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting requirements, notice of change of management, minimum consolidated stockholders' equity, minimum asset coverage ratio, minimum cash net operating income, minimum ratio of earnings before interest and taxes to interest expense, and minimum liquidity. The Facility also contains customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, change of control, and materially adverse effect.

The Company will use the Facility for the origination of loans to and investments in primarily middle market companies, repayment of indebtedness, working capital, and other general corporate purposes. On May 30, 2008, there was $8 million outstanding under the Facility.

In addition, the Company announced on June 2, 2008 that it reduced the outstanding balance under the MCG Commercial Loan Trust 2006-2 warehouse credit facility with Merrill Lynch Capital Corp. from $61 million as of May 7, 2008 to $23 million as of May 30, 2008. The remaining outstanding balance is due August 31, 2008.

Item 1.02.    Termination of a Material Definitive Agreement

In conjunction with the closing of the Facility, on May 30, 2008, the Company paid off its unsecured revolving credit facility with Bayerische Hypo-Und Vereinsbank, AG, New York Branch ("HVB") and terminated the Fourth Amended and Restated Revolving Credit Agreement dated as of June 6, 2007 (as subsequently amended on January 8, 2008), by and among the Company, HVB and each of the financial institutions that from time to time were signatory thereto (the "HVB Facility"). The maturity date of the HVB Facility was June 4, 2008.

The HVB Facility was a $130 million unsecured revolving credit facility that allowed for additional lenders, with HVB acting as the agent. The $130 million commitment was maintained by five lenders. HVB, Chevy Chase Bank, Sovereign Bank, Royal Bank of Canada and SunTrust Bank maintained commitments of $50 million, $15 million, $15 million, $25 million and $25 million, respectively. Advances under the HVB Facility bore interest at LIBOR plus 2.00%, the Prime rate plus 0.50%, or the Federal Funds rate plus 2.25%, with a commitment fee of 0.25% per annum on undrawn amounts. The HVB Facility contained customary terms and conditions, including, without limitation, affirmative and negative covenants such as information reporting requirements, notice of change of management, minimum consolidated stockholders' equity, minimum asset coverage ratio, minimum cash net operating income, and a minimum ratio of earnings before interest and taxes to interest expense. The HVB facility also contained customary events of default with customary cure and notice, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, change of control, and materially adverse effect.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1: Revolving Credit Agreement dated as of May 30, 2008 among MCG Capital Corporation, SunTrust Bank, the financial institutions that are from time to time signatory thereto, and SunTrust Robinson Humphrey, Inc.

Exhibit 99.2: MCG Capital Corporation Press Release dated June 2, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: June 05, 2008	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Revolving Credit Agreement dated as of May 30, 2008.
EX-99.2	MCG Capital Corporation Press Release dated June 2, 2008.